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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

JAGUAR ACQUISITION CORPORATION
(Name of Issuer)
Units, each consisting of one share of Common Stock, par value $0.0001 per share, and two warrants to purchase one share of Common Stock
(Title of Class of Securities)
470084203
(CUSIP Number)
May 25, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	470084203

1	NAMES OF REPORTING PERSONS: Craig Samuels

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States of America

	5	SOLE VOTING POWER:

NUMBER OF		237,400

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		237,400

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	237,400

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

Item 1(a).	Name of Issuer:

Jaguar Acquisition Corporation

Item 1(b).	Address of Issuer’s Principal Executive Offices:

1200 River Road, Suite 1302
Conshohocken, Pennsylvania 19428

Item 2(a).	Name of Person Filing:

Craig Samuels

Item 2(b).	Address of Principal Business Office or, if None, Residence:

13990 Rancho Dorado Bend
San Diego, California 92130

Item 2(c).	Citizenship:

United States of America

Item 2(d).	Title of Class of Securities:

Units, each consisting of one share of Common Stock, par value $0.0001 per share, and two warrants to purchase one share of Common Stock

Item 2(e).	CUSIP Number:

470084203

Item 3.	If this report is filed pursuant to Rule 13d-1(b), 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Item 4.	Ownership:

Ownership as of May 25, 2006 is incorporated herein by reference from terms (5) — (9) and (11) of the cover page of the Reporting Person.

The percent of class was calculated based on a figure of 4,600,000 units outstanding as of April 5, 2006, as reported in the Company’s Post-Effective Amendment No. 1 to Form S-1, dated April 10, 2006.

Item 5.	Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported On by the Parent Holding Company:

Not Applicable.

Item 8.	Identification and Classification of Members of the Group:

Not Applicable.

Item 9.	Notice of Dissolution of Group:

Not Applicable.

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: June 6, 2006

/s/ Craig Samuels
Signature

Craig Samuels
Name/Title

5